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                             PCT HOLDINGS, INC.
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FOR RELEASE:   October 27, 1995

CONTACT:       Don A. Wright, President/CEO or Nick A. Gerde,
               Vice President Finance/CFO, PCT Holdings, Inc.
               (509) 664-8000


PCT HOLDINGS, INC. TO ACQUIRE THE ASSETS, TOOLING, AND
PATENTED TECHNOLOGY FROM SEISMIC SAFETY PRODUCTS

Wenatchee, Washington - PCT Holdings, Inc. (PCTH), a Nevada corporation traded on the NASDAQ Small Cap Market and headquartered in Wenatchee, Washington, announced today that it has signed a definitive agreement to acquire the assets, tooling and technology of Seismic Safety Products, Inc., a Florida corporation, manufacturer of seismic safety gas shutoff valves. In a related transaction, PCT also announced the acquisition of the patented technology included in United States and International patents and patent applications for the seismic gas valve products and rights to future products to be developed utilizing this technology. A combination of cash, deferred payments and newly issued common stock of PCT Holdings, Inc. will be paid to the sellers. Both acquisition transactions are expected to close by November 30, 1995.

In announcing these new developments, Don Wright, President and CEO of PCT Holdings, Inc. said "One of our growth strategies is to develop and/or acquire proprietary products which can be manufactured by our existing subsidiaries. We are excited about the revenue and market potential of this technology and product line for the PCTH family of companies. In light of gas utility and consumer market demand for preventative products in potentially destructive earthquake and seismic occurrences, PCTH intends to become a leader in providing effective solutions to otherwise hazardous conditions using this technology."

Wright also announced that John M. Eder has been appointed President of Seismic Safety Products, Inc., (SSP) a wholly-owned subsidiary formed by PCTH to manufacture, market and distribute the seismic safety gas shutoff valves and other products to be developed utilizing the patented technology. John McNamara, a veteran marketing executive, has been appointed Vice President of Sales and Marketing for SSP. Cashmere Manufacturing Co., Inc., another wholly-owned subsidiary of PCTH which precision-machines component parts and assemblies, will play a major role in manufacturing and producing this new product line. It is also expected that the recently announced acquisition of Morel Industries, Inc. by PCTH which is also expected to close by November 30, 1995 could provide additional manufacturing and production capability for this product. Morel manufactures precision cast aluminum parts and components mainly for the heavy trucking and aerospace industries.

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               434 Olds Station Road, Wenatchee, Washington
                 TEL: (509) 664-8000 FAX: (509) 664-6868

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PCT Holdings, Inc.
Press Release - SSP
October 27, 1995
Page 2


PCT Holdings, Inc. is an acquisition-oriented, high technology group of manufacturing companies specializing in the manufacture of patented ceramic-based hermetic connectors, feed-throughs, electronic packaging, ceramic filters and precision machined components. The Company's stock trades on the NASDAQ Small Cap Market under the "PCTH" symbol.



































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               434 Olds Station Road, Wenatchee, Washington
                  TEL: (509) 664-8000 FAX: (509) 664-6868